Exhibit 99.2

3347
3347
CSX

CSX QUARTERLY FINANCIAL REPORT

FOURTH QUARTER 2017

CSX Corporation Announces Fourth Quarter and
Full-Year 2017 Earnings
JACKSONVILLE, Fla. - January 16, 2018 - CSX Corporation (NASDAQ: CSX) today announced fourth quarter 2017 net earnings of $4.1 billion, or $4.62 per share, versus $458 million, or $0.49 per share in the same period last year. Fourth quarter 2017 net earnings included a $3.6 billion net tax reform benefit resulting from the Tax Cuts and Jobs Act of 2017 and a $10 million net restructuring charge. Excluding these two items, fourth quarter 2017 adjusted net earnings were $573 million, or $0.64 per share.

Reconciliation of GAAP to Non-GAAP Measures
For the Quarter ended December 31, 2017
(in millions, except operating ratio and EPS)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,121	60.9%	$4,140	$4.62
Restructuring Charge	29	(1.0)%	10	0.01
Tax Reform Benefit (net)	(142)	4.9%	(3,577)	(3.99)
Adjusted Operating Results (non-GAAP)	$1,008	64.8%	$573	$0.64

“CSX’s performance continued to strengthen in the fourth quarter, building upon the scheduled railroading model that was instituted by Hunter Harrison” said James M. Foote, president and chief executive officer. “I’m excited about the progress we are making and am confident we have the right team in place to achieve our goal of becoming the best railroad in North America.”
Revenue for the fourth quarter decreased $174 million, or six percent, when compared to the previous year, primarily due to the $178 million impact of an extra fiscal week in 2016 that resulted from the company’s 52/53 fiscal reporting calendar in 2016.
Expenses for the fourth quarter were down $291 million, or 14 percent, when compared to the fourth quarter in the previous year, which included $116 million in additional costs related to the extra week in 2016. Operating income in the fourth quarter of 2017 was $1.12 billion.
CSX had full-year 2017 earnings per share of $5.99, operating income of $3.7 billion and an operating ratio of 67.9 percent. Adjusted for the impacts of the Tax Cuts and Jobs Act of 2017 and the company’s restructuring charge, adjusted earnings per share were $2.30, adjusted operating income was $3.9 billion and adjusted operating ratio was 66.3 percent for full-year 2017.
“CSX’s team of dedicated railroaders remains focused on creating value for our customers and our shareholders through operational excellence and the continued execution of our new operating plan,” said Foote. “We look forward to improving the quality of service for our customers and growing our business.”

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Kevin Boone
Operating Statistics..............................p. 12	Company’s most recent	www.csx.com	(904) 359-1090
Non-GAAP Measures...........................p. 14	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

CSX executives will conduct a conference call with the investment community this afternoon, January 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)				(Unaudited)
	Quarters Ended (a)				Years Ended (a)
	Dec. 31, 2017	Dec. 30, 2016	$ Change	% Change	Dec. 31, 2017	Dec. 30, 2016	$ Change	% Change

Revenue	$2,863	$3,037	$(174)	(6)%	$11,408	$11,069	$339	3%
Expense
Labor and Fringe	665	852	187	22	2,914	3,159	245	8
Materials, Supplies and Other	524	497	(27)	(5)	2,113	2,092	(21)	(1)
Depreciation	337	348	11	3	1,315	1,301	(14)	(1)
Fuel	243	217	(26)	(12)	864	713	(151)	(21)
Equipment and Other Rents	116	132	16	12	429	465	36	8
Restructuring Charge (b)	29	—	(29)	—	325	—	(325)	—
Equity Earnings of Affiliates (c)	(172)	(13)	159	1,223	(219)	(50)	169	338
Total Expense	1,742	2,033	291	14	7,741	7,680	(61)	(1)

Operating Income	1,121	1,004	117	12	3,667	3,389	278	8

Interest Expense	(140)	(156)	16	10	(546)	(579)	33	6
Debt Repurchase Expense (d)	—	(115)	115	—	—	(115)	115	—
Other Income - Net	2	18	(16)	(89)	21	46	(25)	(54)
Earnings Before Income Taxes	983	751	232	31	3,142	2,741	401	15

Income Tax Benefit (Expense) (e)	3,157	(293)	3,450	1,177	2,329	(1,027)	3,356	327
Net Earnings	$4,140	$458	$3,682	804%	$5,471	$1,714	$3,757	219%

Operating Ratio	60.9%	67.0%			67.9%	69.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$4.62	$0.49	$4.13	843%	$5.99	$1.81	$4.18	231%

Average Shares Outstanding, Assuming Dilution (Millions)	896	935			914	948

Cash Dividends Paid Per Common Share	$0.20	$0.18			$0.78	$0.72

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2017 (a)	Dec. 30, 2016
ASSETS

Cash and Cash Equivalents	$401	$603
Short-term Investments	18	417
Other Current Assets	1,496	1,467
Properties - Net	31,764	31,150
Investment in Affiliates and Other Companies (c)	1,686	1,459
Other Long-term Assets	374	318
Total Assets	$35,739	$35,414

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$19	$331
Other Current Liabilities	1,875	1,709
Long-term Debt	11,790	10,962
Deferred Income Taxes (e)	6,418	9,596
Other Long-term Liabilities	916	1,122
Total Liabilities	21,018	23,720

Total Shareholders' Equity	14,721	11,694
Total Liabilities and Shareholders' Equity	$35,739	$35,414

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended (a)
	Dec. 31, 2017	Dec. 30, 2016
OPERATING ACTIVITIES
Net Earnings	$5,471	$1,714
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,315	1,301
Restructuring Charge (b)	325	—
Cash Payments for Restructuring Charge	(187)	—
Deferred Income Tax (Benefit) Expense (e)	(3,233)	405
Equity Earnings of Affiliates (c)	(219)	(50)
Gains on Property Dispositions	(18)	(128)
Contributions to Qualified Pension Plans	—	(250)
Other Operating Activities - Net	18	49
Net Cash Provided by Operating Activities	3,472	3,041

INVESTING ACTIVITIES
Property Additions	(2,040)	(2,398)
Purchase of Short-term Investments	(782)	(929)
Proceeds from Sales of Short-term Investments	1,193	1,325
Other Investing Activities	134	204
Net Cash Used in Investing Activities	(1,495)	(1,798)

FINANCING ACTIVITIES
Long-term Debt Issued	850	2,200
Long-term Debt Repaid	(333)	(1,419)
Dividends Paid	(708)	(680)
Shares Repurchased (f)	(1,970)	(1,056)
Other Financing Activities - Net (g)	(18)	(313)
Net Cash Used in Financing Activities	(2,179)	(1,268)

Net Decrease in Cash and Cash Equivalents	(202)	(25)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	603	628
Cash and Cash Equivalents at End of Period	$401	$603

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in third quarter 2017, CSX changed its fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 of each year. The calendar year change was made on a prospective basis as it will not materially impact comparability of the Company’s financial results.

As a result, the quarters and years ending December 31, 2017 and December 30, 2016 include the following number of days:

Quarters Ended			Years Ended
Dec. 31, 2017	Dec. 30, 2016	Change	Dec. 31, 2017	Dec. 30, 2016	Change
92 days	98 days	(6 days)	366 days	371 days	(5 days)
The 52/53 week calendar allowed for every quarter and year to be of equal duration, 13 weeks and 52 weeks, respectively. To maintain this calendar, every fifth or sixth year an extra week was added to the fourth quarter and year, making the reporting period 14 weeks and 53 weeks, respectively. In 2016, the fourth quarter and fiscal year included this extra week. All 2016 information is presented on a 14-week or 53-week basis, under Generally Accepted Accounting Principles ("GAAP"), unless otherwise noted. Certain non-GAAP financial measures used to manage the Company's business that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e) may provide users of the financial information with additional meaningful comparisons to prior reported results. In an effort to provide financial statement users with comparable information, CSX has provided certain 2016 revenue and volume information that excludes the extra week on pages 8-10. These non-GAAP measures should not be considered a substitute for GAAP measures.

b)
Restructuring Charge: Through an involuntary separation program with enhanced benefits to further its strategic objectives, CSX reduced its management workforce by approximately 950 employees during 2017. The Company has been focused on driving efficiencies through process improvement and responding to business mix shifts. These management reductions were designed to further streamline general and administrative and operating support functions to speed decision making and further control costs. In April 2017, the involuntary separation program was essentially completed. This program extends separation benefits for certain members of management that could result in additional charges through first quarter 2018.

The majority of separation benefits are being paid from general corporate funds while certain benefits are being paid through CSX’s qualified pension plans. Additionally, in first quarter 2017, the Company's former Chief Executive Officer, Michael J. Ward, and President, Clarence W. Gooden, announced their retirements, and the terms of their unvested equity awards were modified to permit prorated vesting through May 31, 2018. The lump-sum payments of their non-qualified pension benefits also resulted in a settlement charge in fourth quarter 2017.
In June 2017, the Company and the Company's former President and Chief Executive Officer, E. Hunter Harrison, executed a letter agreement providing for certain reimbursement arrangements. Pursuant to the letter agreement, the Company made a reimbursement payment to MR Argent Advisor LLC ("Mantle Ridge") of $55 million for funds previously paid to Mr. Harrison by Mantle Ridge. Further, the Company assumed Mantle Ridge’s obligation to pay Mr. Harrison a lump sum cash amount of $29 million in respect of other forfeited compensation from his previous employer, Canadian Pacific Railway Limited. This payment was made to his estate in December 2017.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - continued
Fourth Quarter Update: The restructuring charge was $29 million for the fourth quarter, and $325 million for the year pre-tax and $203 million, or $0.22 per share, for the year after-tax. The restructuring charge includes costs related to the management workforce reduction, reimbursement arrangements, the proration of equity awards and other advisory costs related to the leadership transition. Additional charges were incurred under this program related to the separation of senior executives during fourth quarter 2017. Future charges related to this restructuring are not expected to be material.

(Dollars in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Severance	$81	$10	$—	$7	$98
Pension and Other Post-Retirement Benefit Charges	63	7	—	3	73
Share-Based Compensation Remeasurement	5	3	—	7	15
Relocation	6	2	—	—	8
Subtotal Management Workforce Reduction	155	22	—	17	194
Reimbursement Arrangements	—	84	—	—	84
Non-Cash Executive Equity Awards Proration	8	16	—	—	24
Non-Cash Pension Settlement Charge	—	—	—	12	12
Other Charges Including Fees Related to Shareholder Matters	10	—	1	—	11
Total Restructuring Charge	$173	$122	$1	$29	$325

c)
Equity Earnings of Affiliates: As a result of tax reform, the Company recognized a benefit of $142 million, or $0.10 per share after-tax, in its equity earnings of affiliates. (See additional discussion over tax reform in Footnote e below.)

d)
Debt Repurchase Expense: During fourth quarter 2016, the Company recorded $115 million of debt repurchase expense, or $0.08 per share after-tax, due to the repurchase of certain notes that were expected to mature in 2017, 2018 and 2019.

e)	Income Taxes: During fourth quarter 2017, there were several items that impacted income taxes.
Tax Reform: With the enactment of the Tax Cuts and Jobs Act (the "Act" or "tax reform"), the Company's fourth quarter 2017 financial results included a $3.5 billion, or $3.89 per share, non-cash reduction in income tax expense, primarily resulting from revaluing the Company's net deferred tax liabilities to reflect the recently enacted 21% federal corporate tax rate. These estimates are based on the Company's initial analysis of the Act and may be adjusted in future periods as required. The Act has significant complexity and implementation guidance from the Internal Revenue Service, clarifications of state tax law and the completion of the Company’s 2017 tax return filings could all impact these estimates.
Other Items: During fourth quarter 2017, the Company also recorded $37 million of income tax benefits, or $0.04 per share. Of this amount, $8 million, or $0.01 per share, are tax benefits related to the change in tax implications of the restructuring charge in Q4. The remaining $29 million is primarily the combination of the reversal of share-based compensation of former President and Chief Executive Officer, E. Hunter Harrison, a change in the valuation of state tax liabilities as a result of the 2016 filings and the settlement of state income tax matters.
In fourth quarter 2016, the Company recorded a $10 million increase to income tax expense, primarily as a result of a change in the valuation of state tax liabilities as a result of the 2015 filings. Also included in income tax expense in fourth quarter 2016 is $19 million related to the extra week of earnings.

f)	Shares Repurchased: During the fourth quarters and years ended 2017 and 2016, the Company repurchased the following number of shares:

	Quarters Ended		Years Ended
	Dec. 31, 2017	Dec. 30, 2016	Dec. 31, 2017	Dec. 30, 2016
Shares Repurchased (Millions)	4	8	39	38
Cost of Shares (Dollars in millions)	$207	$278	$1,970	$1,056

g)	Other Financing Activities - Net: Payments of $307 million were included in 2016 for locomotives which were purchased using seller financing in 2015.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

GAAP (includes extra week in 2016)

Quarters Ended December 31, 2017 (92 days) and December 30, 2016 (98 days)

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Chemicals	164	180	(9)%	$546	$569	(4)%	$3,329	$3,161	5%
Automotive	117	133	(12)	303	354	(14)	2,590	2,662	(3)
Agricultural and Food Products	113	131	(14)	321	361	(11)	2,841	2,756	3
Minerals	75	80	(6)	115	119	(3)	1,533	1,488	3
Fertilizers	68	80	(15)	113	118	(4)	1,662	1,475	13
Forest Products	66	70	(6)	188	201	(6)	2,848	2,871	(1)
Metals and Equipment	55	63	(13)	157	173	(9)	2,855	2,746	4
Total Merchandise	658	737	(11)	1,743	1,895	(8)	2,649	2,571	3

Coal	224	236	(5)	541	551	(2)	2,415	2,335	3

Intermodal	719	758	(5)	471	477	(1)	655	629	4

Other	—	—	—	108	114	(5)	—	—	—

Total	1,601	1,731	(8)%	$2,863	$3,037	(6)%	$1,788	$1,754	2%

Years Ended December 31, 2017 (366 days) and December 30, 2016 (371 days)

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Chemicals	672	700	(4)%	$2,210	$2,191	1%	$3,289	$3,130	5%
Automotive	457	482	(5)	1,195	1,261	(5)	2,615	2,616	—
Agricultural and Food Products	454	477	(5)	1,262	1,286	(2)	2,780	2,696	3
Minerals	308	310	(1)	477	464	3	1,549	1,497	3
Fertilizers	291	300	(3)	466	463	1	1,601	1,543	4
Forest Products	264	274	(4)	755	773	(2)	2,860	2,821	1
Metals and Equipment	256	259	(1)	703	704	—	2,746	2,718	1
Total Merchandise	2,702	2,802	(4)	7,068	7,142	(1)	2,616	2,549	3

Coal	855	838	2	2,107	1,833	15	2,464	2,187	13

Intermodal	2,843	2,811	1	1,799	1,726	4	633	614	3

Other	—	—	—	434	368	18	—	—	—

Total	6,400	6,451	(1)%	$11,408	$11,069	3%	$1,783	$1,716	4%

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

COMPARABLE NON-GAAP (excludes extra week in 2016)

Quarters Ended December 31, 2017 (92 days) and December 23, 2016 (91 days)

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Chemicals	164	168	(2)%	$546	$529	3%	$3,329	$3,149	6%
Automotive	117	127	(8)	303	336	(10)	2,590	2,646	(2)
Agricultural and Food Products	113	123	(8)	321	339	(5)	2,841	2,756	3
Minerals	75	77	(3)	115	113	2	1,533	1,468	4
Fertilizers	68	74	(8)	113	111	2	1,662	1,500	11
Forest Products	66	65	2	188	186	1	2,848	2,862	—
Metals and Equipment	55	59	(7)	157	162	(3)	2,855	2,746	4
Total Merchandise	658	693	(5)	1,743	1,776	(2)	2,649	2,563	3

Coal	224	224	—	541	520	4	2,415	2,321	4

Intermodal	719	715	1	471	451	4	655	631	4

Other	—	—	—	108	112	(4)	—	—	—

Total	1,601	1,632	(2)%	$2,863	$2,859	—%	$1,788	$1,752	2%

Years Ended December 31, 2017 (366 days) and December 23, 2016 (364 days)

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Chemicals	672	688	(2)%	$2,210	$2,151	3%	$3,289	$3,126	5%
Automotive	457	476	(4)	1,195	1,243	(4)	2,615	2,611	—
Agricultural and Food Products	454	469	(3)	1,262	1,264	—	2,780	2,695	3
Minerals	308	307	—	477	458	4	1,549	1,492	4
Fertilizers	291	294	(1)	466	456	2	1,601	1,551	3
Forest Products	264	269	(2)	755	758	—	2,860	2,818	1
Metals and Equipment	256	255	—	703	693	1	2,746	2,718	1
Total Merchandise	2,702	2,758	(2)	7,068	7,023	1	2,616	2,546	3

Coal	855	826	4	2,107	1,802	17	2,464	2,182	13

Intermodal	2,843	2,768	3	1,799	1,700	6	633	614	3

Other	—	—	—	434	366	19	—	—	—

Total	6,400	6,352	1%	$11,408	$10,891	5%	$1,783	$1,715	4%

CSX Corporation

VOLUME AND REVENUE
On a GAAP basis, revenue for the fourth quarter decreased $174 million or six percent when compared to the previous year, primarily due to the $178 million impact of an extra fiscal week in 2016 and volume declines in the merchandise markets, partially offset by gains in export coal, price increases across all markets and fuel recovery. Revenue per unit increased in the quarter as pricing gains and higher fuel recoveries were partially offset by unfavorable mix.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2017 (92 days)	Dec. 30, 2016 (98 days)	Dec. 31, 2017 (366 days)	Dec. 30, 2016 (371 days)
Fuel Surcharge Revenue	$111	$76	$367	$229
Fuel Lag (Expense) Benefit	$(12)	$(5)	$(24)	$3

In an effort to provide financial statement users with comparable information, the 2016 financial information excluding the extra week outlined in the volume and revenue table on page 9 are discussed below. These non-GAAP measures should not be considered a substitute for GAAP measures.
Comparable Non-GAAP, excludes extra week in 2016
Merchandise
Chemicals - Volume declined as sustained challenges in energy markets and a nonrecurring 2016 benefit from a large soil remediation project more than offset gains elsewhere.
Automotive - Volume declined as North American vehicle production fell.
Agricultural and Food Products - Volume declined due to challenges in the export market.
Minerals - Volume declined due to short-term competitive losses to other modes.
Fertilizers - Volume declined due to the closure of a customer facility impacting short-haul rail shipments.
Forest Products - Volume slightly increased as growth in pulpboard shipments was partially offset by a decline in the paper markets.
Metals and Equipment - Volume declined due to the decrease in large equipment moves compared to 2016 as well as challenges in the steel markets.
Coal
Domestic - Utility coal volume declined reflecting the competitive loss of short-haul interchange traffic as well as strong competition from natural gas. Coke, iron ore and other volume declined, primarily driven by sourcing shifts and a temporary outage at a steel producer.
Export - Volume increased as global supply levels and pricing conditions supported strong growth in U.S. coal exports.
Intermodal
Domestic - Volume declined as rationalization of low-density lanes and competitive losses more than offset growth with existing customers.
International - Volume increased driven by new customers and strong performance with existing customers as eastern port volumes increased.

CSX Corporation

EXPENSE
On a GAAP basis, expenses of $1.7 billion decreased $291 million, or 14 percent, year over year primarily due to $170 million of efficiency and volume savings, benefits of $142 million from the impacts of tax reform on the Company's equity affiliates and $116 million from additional costs related to the extra fiscal week in 2016 compared to 2017, partially offset by a $89 million net decrease in real estate gains, including real estate gains from equity affiliates.
Labor and Fringe expense decreased $187 million due to the following:

•
Efficiency and volume savings of $91 million were driven primarily by reduced headcount from the 2017 restructuring initiative, the effects of implementing scheduled railroading, lower operating costs and lower volume-related costs.

•
Incentive compensation decreased $61 million; approximately half of this variance was due to the reversal of former CEO, E. Hunter Harrison, share-based compensation, with the remainder driven by the 2017 reduced management headcount and year-over-year adjustments to reflect changes in the expected award payouts on existing plans for each year.

•	The extra week in 2016 resulted in $51 million of additional cost compared to 2017.

•	Inflation of $33 million was driven primarily by increased health and welfare and wage increases.

•	Other costs decreased primarily due to a decrease in pension expense, partially offset by other non-significant items.
Materials, Supplies and Other expense increased $27 million due to the following:

•	Real estate gains were $10 million in 2017 compared to $115 million in 2016. (See additional discussion over real estate gains in the Equity Earnings of Affiliates section below.)

•
Efficiency and volume savings of $77 million were primarily related to lower maintenance costs from the reduction in the active locomotive fleet, lower operating support costs, a reduction in contingent workers and lower volumes.

•	The extra week in 2016 resulted in $18 million of additional cost compared to 2017.

•
Other costs increased primarily due to inflation and asset impairments resulting from projects that were discontinued as a result of transitioning to scheduled railroading, partially offset by other non-significant items.

Depreciation expense decreased primarily due to $25 million of additional costs in 2016 from the extra week compared to 2017, partially offset by impacts from a larger asset base.
Fuel expense increased $26 million due to the following:

•	A 23 percent price increase drove $44 million in additional fuel expense.

•	The extra week in 2016 resulted in $15 million of additional cost compared to 2017.

•	Other costs decreased primarily due to efficiency and volume savings.
Equipment and Other Rents decreased $16 million due to the following:

•	The extra week in 2016 resulted in $7 million of additional cost compared to 2017.

•
Other costs decreased primarily due to the reclassification of rental income from other non-operating to operating income in 2017 and lower volume-related costs, partially offset by efficiency losses and inflation.

Equity Earnings of Affiliates increased $159 million due to the following:

•	Tax reform resulted in a $142 million increase in earnings (primarily related to TTX and Conrail).

•	Real estate gains of $16 million were recognized on the sale of a property owned by one of the Company's equity affiliates.

CSX Corporation

	EMPLOYEE COUNTS (Estimated)(a)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2017 Average	26,504	25,785	24,608	24,025	25,230
2017 Ending	26,027	25,512	24,388	24,006	24,006

2016 Average	28,305	27,936	27,275	27,178	27,674
2016 Ending	28,054	27,710	27,084	27,288	27,288

Average Change	(1,801)	(2,151)	(2,667)	(3,153)	(2,444)
Ending Change	(2,027)	(2,198)	(2,696)	(3,282)	(3,282)
(a) Beginning in third quarter 2017, employee counts include employees on leave. Prior period counts were updated to reflect this change.

OPERATING STATISTICS (Estimated)
SAFETY AND SERVICE
CSX’s operating performance strengthened throughout the fourth quarter, as significantly improved fluidity on the line-of-road and increased terminal efficiency drove year over year improvements in train velocity and car dwell of 14 and seven percent, respectively. CSX remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.
CSX’s FRA reportable personal injury frequency index of 1.24 for fourth quarter 2017 was 16 percent unfavorable to 2016 as man-hours fell while overall injuries were flat. The FRA train accident frequency rate of 3.25 for the quarter was one percent favorable to 2016 driven by a 13 percent decline in train accidents. CSX remains committed to ongoing safety improvement, with a focus on reducing injury severity and avoiding catastrophic events.

COAL TONNAGE
(Millions of Tons)	Quarters Ended		Years Ended
	Dec. 31, 2017 (92 days)	Dec. 30, 2016 (98 days)	Dec. 31, 2017 (366 days)	Dec. 30, 2016 (371 days)
Domestic	15.1	19.0	61.1	69.9
Export	10.5	8.1	36.2	25.7
Total Coal	25.6	27.1	97.3	95.6

FUEL EXPENSE
(Dollars and Gallons in Millions, Except Price per Gallon)	Quarters Ended		Years Ended
	Dec. 31, 2017 (92 days)	Dec. 30, 2016 (98 days)	Dec. 31, 2017 (366 days)	Dec. 30, 2016 (371 days)
Estimated Locomotive Fuel Consumption (Gallons)	107.0	117.9	426.7	437.4
Price per Gallon (Dollars)	$2.08	$1.69	$1.84	$1.48
Total Locomotive Fuel Expense	$223	$199	$785	$647
Other	20	18	79	66
Total Fuel Expense	$243	$217	$864	$713

CSX Corporation

OPERATING STATISTICS (Estimated) - continued

	Quarters Ended			Years Ended
	Dec. 31, 2017 (92 days)	Dec. 30, 2016 (98 days)	Improvement / (Deterioration)	Dec. 31, 2017 (366 days)	Dec. 30, 2016 (371 days)	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	16.2	14.2	14%	15.1	14.9	1%
Dwell (Hours) (a)	10.6	11.4	7%	11.3	11.4	1%

Revenue Ton-Miles (b) (Billions)
Merchandise	31.5	35.2	(11)%	131.9	134.6	(2)%
Coal	11.7	13.5	(13)%	47.3	45.1	5%
Intermodal	7.2	7.6	(5)%	28.9	27.8	4%
Total Revenue Ton-Miles	50.4	56.3	(10)%	208.1	207.5	—%

Total Gross Ton-Miles (Billions)	100.1	107.7	(7)%	398.3	398.9	—%
On-Time Originations	77%	83%	(7)%	80%	84%	(5)%
On-Time Arrivals	56%	53%	6%	56%	55%	2%

Safety
FRA Personal Injury Frequency Index	1.24	1.07	(16)%	1.19	1.05	(13)%
FRA Train Accident Rate	3.25	3.28	1%	3.17	2.83	(12)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. CSX will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion at www.csx.com/servicemetrics.
(b) 2016 revenue ton-miles were corrected by immaterial amounts.
Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains).
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

Non-GAAP Measures - Unaudited
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends.
The restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge, including an adjustment for the non-deductibility of executive compensation. The $3.6 billion benefit to net earnings resulting from tax reform was comprised of a $3.5 billion (after-tax) reduction to income tax expense and a $142 million (pre-tax) benefit in operating income from equity earnings of affiliates, partially offset by $1 million (pre-tax) of additional expense from minority interests.

	For the Quarter Ended December 31, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,121	60.9%	$4,140	$4.62
Restructuring Charge	29	(1.0)%	10	0.01
Tax Reform Benefit (net)	(142)	4.9%	(3,577)	(3.99)
Adjusted Operating Results (non-GAAP)	$1,008	64.8%	$573	$0.64
	For the Year Ended December 31, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$3,667	67.9%	$5,471	$5.99
Restructuring Charge	325	(2.8)%	203	0.22
Tax Reform Benefit (net)	(142)	1.2%	(3,577)	(3.91)
Adjusted Operating Results (non-GAAP)	$3,850	66.3%	$2,097	$2.30

CSX Corporation

Non-GAAP Measures - Unaudited - continued
Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities. The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure).

	Years Ended
(Dollars in Millions)	December 31, 2017	December 30, 2016
Net cash provided by operating activities	$3,472	$3,041
Property additions	(2,040)	(2,398)
Other investing activities	134	204
Free Cash Flow (before payment of dividends)	1,566	847
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	135	—
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$1,701	$847

(a) The restructuring charge impact to free cash flow was tax effected using the applicable tax rate of the charge. Through fourth quarter 2017, the Company made cash payments of $187 million related to the restructuring charge. The Company also made $30 million in payments to the former CEO, Michael J. Ward, and President, Clarence E. Gooden, for previously accrued non-qualified pension benefits that are not included in the restructuring charge.